Exhibit 99.2

TELULAR CORPORATION, #4552085
TELULAR CORPORATION THIRD QUARTER 2012 EARNINGS CALL
August 2, 2012, 4:30 PM ET
Chairperson: Joe Beatty (Mgmt.)

Operator:
Good day, ladies and gentlemen, and  thank you for standing by.  Welcome to Telular’s Third Quarter 2012 Earnings Conference Call.  During today's presentation, all parties will be in a listen-only mode.  Following the presentation, the conference will be opened for questions.  If you have a question, please press the star, followed by the one, on your touch-tone phone, and if you’d like to withdraw your question from the queue at any time, please press the star, followed by the two.  For participants using speaker equipment, it may be necessary to lift your handset before making your selection.  This conference is also being recorded today, Thursday, August 2nd of 2012.

I would now like to turn the conference over to our host for today, Ms. Elise Luani (ph) with The Blueshirt Group. Please go ahead, ma’am.

Elise Luani:
Good afternoon, ladies and gentlemen, and welcome to Telular Corporation’s conference call to discuss operating results for the third quarter of 2012.  By now, everyone should have had an opportunity to view the press release distributed this afternoon.  If you need a copy of the press release, you can find it on the Investor Relations section of our website at www.telular.com/investor.

On the line with us today from Telular’s management is Joe Beatty, President and Chief Executive Officer, and Jonathan Charak, Senior Vice President and Chief Financial Officer.

Before we begin, I would like to turn your attention to the fact that forward-looking statements may be made during the course of the call and certain factors may cause actual results or performance to differ materially from what is implied by these forward-looking statements.  Please refer to the Company’s 10-K and other periodic filings with the Securities and Exchange Commission for a discussion of these factors.

During the call, we will also refer to adjusted EBITDA, a non-GAAP financial measure.  Adjusted EBITDA is a non-GAAP figure which adds back interest expense, income taxes, depreciation, amortization and stock-based compensation to net income.

At this point, I would like to turn the call over to Mr. Joe Beatty.

Joe Beatty:
Thank you, Elise.  Good afternoon, everyone.  We’re pleased with the revenue growth and profitability we delivered this quarter.  Revenue from our three businesses, Telguard, SkyBitz and TankLink, continued to grow as we focused on expanding our market opportunity.  We’re building upon a stream of high margin, recurring service revenue, ending the quarter with approximately 809,000 billable units Company-wide.  Our leading reputation and product innovation are keeping us ahead of the curve and we’re experiencing strong demand for our products and services, particularly with the 3G/4G Telguard units.

Our businesses are operating very well and we’re actually that in our (ph) strategy to drive profitable growth.  Cash generation remains strong and predictable, allowing us to reward our shareholders with a regular quarterly dividend payment.  Looking forward, we have increased our fiscal year 2012 adjusted EBITDA guidance and feel confident in our continued execution.

I’ll go into more detail on our progress this quarter, as well as long-term strategy later in the call. First, I’ll turn the call over to Jonathan Charak, our CFO, to review our financial results.

Jonathan Charak:
Thank you, Joe.  Good afternoon, everyone.  We delivered strong third quarter financial results and have increased our guidance of adjusted EBITDA for fiscal 2012 to $17 to $17.5 million.  For the quarter, we reported total revenue of $22.9 million, including $13.3 million or 58% from recurring services.  Pre-tax income was $2.4 million and adjusted EBITDA, a non-GAAP financial measure, was $5 million.

As we mentioned last quarter, we are now reporting the combined results of our Telguard and TankLink business lines within the Event Monitoring segment, while SkyBitz will be included in our Asset Tracking segment.  For the third quarter, Event Monitoring and Asset Tracking revenue was $14 million and $8.7 million, respectively.  Adjusted EBITDA for Event Monitoring and Asset Tracking was $4.7 million and $1.2 million, respectively, excluding corporate expenses of $900,000.

Within our Event Monitoring segment, total Telguard revenue was up 14% year-over-year to $12 million, including $7.7 million of recurring service revenue.  During the quarter, Telguard activated over 31,100 new subscribers and the total number of Telguard subscribers increased sequentially to 592,300.  Average revenue per unit, or ARPU, also increased sequentially to $4.37 from $4.32 due to a favorable shift in our customer mix.  Telguard products revenue for the third quarter was $4.2 million as we sold approximately 32,100 units, consistent with our unit guidance.  The average selling price, or ASP, per Telguard hardware unit in the third quarter was $132.  We are experiencing strong overall demand for our new line of 3G/4G products and reiterate our guidance of Telguard unit sales for the remainder of this fiscal year of 25,000 to 35,000 per quarter.

The other major component to our Event Monitoring segment is TankLink.  TankLink revenue increased 11% over the prior year period to $2 million, including recurring service revenue of $1 million or 50% of total TankLink revenue.  In the Asset Tracking segment, which is comprised solely of the SkyBitz business line, revenue was $8.7 million, including product revenue of $4.3 million and recurring service revenue of 4.5 million.  Additionally, on a consolidated basis, 46,500 monitoring and tracking hardware units were sold with an ASP of $189 and Telular ended the third fiscal quarter with a combined total of 809,000 billable end-to-end units, generating an ARPU of $5.52.

Turning to expenses, operating expenses for the third quarter were $9.5 million, including amortization of intangible assets identified with the SkyBitz acquisition of $1.3 million.  During the third quarter, we paid shareholders a dividend of $0.11 per share of common stock.  Despite this payment of $1.9 million, we were able to end the period with a cash balance of $11.1 million as we continued to generate cash flow.  We believe we are delivering a meaningful return to our shareholders by executing our growth strategy while simultaneously distributing dividends.

Now I’d like to turn the call back over to Joe to go into a more detailed discussion of our business.

Joe Beatty:
Thanks, Jonathan.  I’m pleased with our results this quarter.  All three of our business lines are profitable and growing and we’re achieving our goal of increasing our service revenue while rewarding shareholders with a dividend.  We found our sales strategy to be very effective and continue to focus on selling Telguard service to the small and mid-size security dealers, while maintaining our excellent relationships with the largest security dealers in the U.S.  This has allowed us to generate higher ARPU as our mix changes.

More specifically, we’ve increased the number of active Telguard dealers by 24% over the prior year period, for a total of 2,290.  These are dealers that have activated at least one unit during the quarter.  Additionally, our most noteworthy new products, the 3G/4G cellular communicators for Telguard customers, are being well received in the market.  As we have highlighted before, Telguard is the first manufacturer of cellular alarm communicators to offer the longevity of 3G/4G products for residential, commercial, fire and (inaudible) markets at the price of today’s 2G solutions.

During the quarter, we announced the availability of the TG-1 Express for 3G/4G networks.  This next generation of the TG-1 Express completes the evolution of Telguard’s entire product line to 3G/4G.  We also announced a one-of-a-kind upgrade incentive program.  The program rewards dealers with up to $25 when they replace any manufacturer’s install 2G cellular communicator with one of Telguard’s solutions for 3G/4G networks.  It has just been launched but we’re excited about this promotion and the potential to gain market share from our competitors.

Turning to our new line of business, SkyBitz, we’re excited about the opportunity in the asset tracking market.  We’re using SkyBitz’s satellite expertise to monitor and provide real time visibility for many different asset types, including truck-trailers, intermodal containers, oilfield equipment, earth-moving equipment and others.  Our global satellite capability allows us to monitor assets in far-reaching locations around the world, including frac tanks in remote areas of the U.S., as well as government containers traversing the supply routes from the Middle East.  Satellite will remain an important part of the SkyBitz offering.

We will supplement that technology with more advanced terrestrial cellular devices that will allow us to offer a richer tracking capability to domestic trucking firms, the current core of the SkyBitz customer base.  The ability to apply Telular’s historical expertise to developing cellular communications devices will provide SkyBitz with an increasing marketing advantage over time as we develop and release the most power efficient and affordable cellular tracking devices in the industry.  Our SkyBitz service offering is already strong due to the software integrations we have with leading ERP systems in the trucking industry.

We can further our leadership by widening the array of communicators, not only by optimizing our cellular devices but also by increasing the number of value-added sensors that we integrate and make available to our customer base.  I continue to be very excited about the potential opportunities in our SkyBitz unit.

Regarding TankLink, we announced the availability of several intrinsically safe wireless tank monitors for explosive chemicals and gasoline.  These devices are approved for us in hazardous locations and address some of the more challenging problems faced by our customers, thereby expanding growth opportunities in the marketplace.  Our overall growth in the number of tanks monitored is happening through more focused direct sales efforts and through an expansion of our indirect sales channels.  We have much more room for expansion in this indirect channel activity and that remains the essence of our market development plans in the near term.

In summary, we continue to be successful at growing our high margin, recurring revenue streams in a profitable way.  We’re capitalizing on our market opportunity by increasing our distribution and expanding our advanced product portfolio.  We have strong visibility into our business and remain committed to profitable growth and, as you know, maximizing shareholder value.

With that, I’d like to turn the call over the Operator to coordinate any questions that you might have.

Operator:
Thank you.  Ladies and gentlemen, we will now begin the question and answer session.  As a reminder, if you have a question, please press the star, followed by the one, on your touch-tone phone, and if you would like to withdraw your question from the queue, please press the star, followed by the two.  Again for participants using speaker equipment, it may be necessary to lift your handset before making your selection.  One moment, please, for our first question.

And our first question comes from the line of Michael Kim with Imperial Capital. Please go ahead.

Michael Kim:	Hi, good afternoon, Joe, Jonathan.

Joe Beatty:	Hi, Michael.

Jonathan Charak:	Hello.

Michael Kim:
Joe, first off, on the number of active security dealers, do you continue to see that pace through the balance of the year, and also within this existing base, are you increasing the number of activations per dealer per quarter, or you know, some metric that you use for penetration?

Joe Beatty:	So you’re asking specifically about units per active dealer, or are you just commenting generally about the increase in active dealer count?

Michael Kim:	Both on the active dealer count and then your units per dealer.

Joe Beatty:
Units per dealer is the goal.  A majority of the dealers in the business use us periodically, right, so there’s probably 3 or 4,000 who are really in the business day-to-day of intrusion detection systems, so we’ve got 2,290 using us at least once a quarter.  We feel very good about that, that we’re well known in the marketplace.  Most of those dealers use multiple providers so the goal is to be used more often; and, regarding your section comment, I don’t have a number to give you but I can tell you that that’s really the daily endeavor we have, is to become even more regularly used, not only by an increasing proportion of the dealers out there but even within a dealer as they make a decision day to day.

Michael Kim:
Great.  And then can you talk a little about churn rate and how that’s progressing, if that’s, you know, more or less converging towards, industry rates, or are you tracking a little bit better than that?

Joe Beatty:
Yes, we’re still tracking a little bit better than the industry rates, but I would say that we are approaching what the industry rates are of 13 to 15%.  I think we’ve said for several quarters now that we’re somewhere between 10 and 12% on an annual churn basis, and I would say we’re getting closer to the 12% now.  And again, it’s still a little bit beneath the industry standard and, ultimately, we would expect to be at the industry level.

Michael Kim:	And then lastly, are you starting to see a little more competition or any further penetration on 3G/4G from other competitors?

Joe Beatty:
Not so much.  Their units are starting to come out among the competitors but largely, it is an exception basis where they have an offering which happens to include a 3G/4G communicator, and so we’re able to continue to contrast our approach, which is, hey, we’ve just converted a product line because that’s what you need us to do, and by the way, we didn’t raise prices.  So we feel that we have a very strong message in the market still, even though competitors are starting to dribble out offerings that have that equivalent network functionality.  We feel good and the upgrade we just announced, you know, we have good expectations for as well; and it’s, you know, it’s a little bit of (inaudible) to get SIM cards now back to us with our competitors’ names on them, knowing that one of our units went active in its place.

Michael Kim:
And then just turning quickly to SkyBitz, are you seeing some of these new verticals, heavy equipment or DOD, growing a little faster than the sort of the traditional or core SkyBitz markets in the past?

Joe Beatty:
Yes, we certainly see more activity in DOD and heavy equipment, and so we feel increasingly better about where it’s going to grow.  Yes, it’s taking a little slower than I would like but, those kinds of decisions, especially DOD, tend to take a while.  But we definitely feel good about the diversification among the customer base that is happening and should continue to happen, getting us past just, you know, being totally comprised of the trucking business as customers.

Michael Kim:	And just based on your visibility now, how are you feeling about the pipeline in second half versus first half?

Joe Beatty:
We feel good about the near-term pipeline.  I was just speaking with our sales leader in SkyBitz and we went over what the pipeline looks like, and it looks good.  I would say, year-to-date, it’s below our expectation, frankly, for SkyBitz and even with that, I think our results consolidated are very good.  So that only makes me feel better because some of those are just deferred decisions by some of our customers because that business is more economically sensitive than our other two lines of business, very much driven by how many trucks are being put on the road with goods, and in this time of year, we’re going to start to have the orders for Christmas goods start to affect that business as well.  So, more economically sensitive and we felt that our customers deferred some decisions in the last three months, and we hope that those come back at us in the rest of the year.

Michael Kim:	Okay, great. Thank you very much.

Joe Beatty:	Thanks, Michael.

Operator:	Thank you. And our next question comes from the line of James Lee with Pitoral Capital. Please go ahead.

James Lee:	Hi. Looking at the balance sheet, how much debt do you guys currently have?

Jonathan Charak:	We have 29.25 as of the end of the—as of June 30th, 29.25.

James Lee:	Okay. And then do you have any update on the integration with panel makers for for your wireless units?

Joe Beatty:	The integration—could you repeat that? (Cross talking).

James Lee:	Yes. I think in the past you talked about, the integrated panel for some wireless devices that you guys are working on, perhaps integrating your wireless device into these panel makers, (inaudible).

Joe Beatty:
We have no specific update in that regard today, other than to say that we still have a good feeling that we will be able to have our service offering to be part of at least some of those service offerings in the future.  We’ll talk more about it when there’s something firm to discuss.

James Lee:
Okay.  And looking at your EBITDA guidance for the year, if I take the midpoint, that implies Q4 EBITDA to be about flat versus Q3, and so if I know you guys didn’t give the revenue guidance but assuming a flat EBITDA margins being the same, that implies that your Q4 revenue is flat quarter-over-quarter.  Is there something seasonally that makes Q4 a little weaker, because I would expect, you know, you would be growing quarter-over-quarter?

Joe Beatty:
Yes, I think the one thing this didn’t realize is the fourth fiscal quarter is the year end so in terms of closing the books for the year, there was a little more variability in taking a look at inventories and making sure that any end of life parts are written off.  But I think it’s just a little bit of year end caution in there.  I wouldn’t read anything more than that into it.

James Lee:
Okay.  And lastly, think about the growth there for each of the segments, I mean it looks like your Telguard and TankLink are growing in the low to mid-teens.  How should we think about the growth rate for SkyBitz over time?

Joe Beatty:
I think you should think about as the same really.  The businesses are similar.  It’s a little like watching some of the Olympic swim meets; you see one racer get ahead of the other and then the other catches up.  All the businesses are in the teens, up to 20%, in a good quarter, so I think if you take the range of 10 to 20%, hopefully much more often in the second half of that range, that’s the kind of organic revenue growth that we’re targeting.

James Lee:	So it sounds like near term, SkyBitz is on the lower end of that, or even below that.

Joe Beatty:
Yes.  SkyBitz  is below expectations in the last quarter for sure and, for the reasons I talked about, I think some industry caution.  We’ve had a product transition as well, where we announced and released a new product and you’ve got to educate customers about that and sometimes that can put a little bit of a lag in demand.

James Lee:	Is there any change in relationship with Iridium, or so you (cross talking).

Joe Beatty:	No.

James Lee:	(Inaudible) Iridium?

Joe Beatty:	Yes, we are still using Iridium. We also still use LightSquared, but in terms of the new product, it is Iridium-based and it is our flagship satellite product.

James Lee:	Great, thanks.

Operator:
Thank you.  Ladies and gentlemen, if there are any additional questions, please press star, one at this time.  As a reminder, for participants using speaker equipment, it may be necessary to lift your handset before making your selection.

And our next question comes from the line of Chris McCampbell with Southwest Securities. Please go ahead.

Chris McCampbell:	Afternoon, guys.

Joe Beatty:	Good afternoon.

Jonathan Charak:	Hello.

Chris McCampbell:	Do you see your SkyBitz debt repayment as prohibiting your ability to grow the dividend going forward, or do you think you can do both?

Joe Beatty:
I don’t think the SkyBitz debt or the debt service requirements we have would be an impediment necessarily to growing the dividend going forward.  Of course we and the Board discuss periodically about whether or not to grow the dividend.  I think, in our short history, we have grown it already one time, but the Board will continue to take that into consideration.  But certainly, based on what we think the business can do in terms of cash flow generation, the debt service is more than covered.

Chris McCampbell:	Great. Thanks.

Joe Beatty:	Mm-hmm.

Operator:	Thank you. Once again, ladies and gentlemen, if there are any final questions, please press star, one at this time. One moment, please, for any final questions.

And our next question comes from the line of Ted Morio with Knight Capital. Please go ahead.

Ted Morio:	Hi, good afternoon.

Joe Beatty:	Hi, Ted.

Ted Morio:
Joe and Jon, I just wanted to maybe elaborate a little bit more on the 3G/4G initiatives you have.  You talked about a little bit that you’re ahead of the competition.  Are there any other products in that, you know, that are 3G/4G related?  And secondly, are you dependent on the carrier build-outs at all to be able to bring out and develop products in that segment?

Joe Beatty:
In terms of others, yes, 3G/4G is most applicable to our Telguard line of business currently because many of those units, are expected to be on the wall for five, seven years or more, in some cases.  So it’s relative to that line of business because the sunset of 2G, and it’s already starting, honestly, and I’ll talk about that more in a minute.  But a permanent sunset of 2G is something that is thought to be in the four to five-year range, so if you’re going to put a unit on someone’s wall that’s going to last five or seven, you’d like that to be something you don’t have to take down early.  In terms of TankLink and SkyBitz, the expected life of those units is still at or within the range of 2G so it’s less critical that they be converted.  I think that answers your first question.

Dependent on the carriers, yes and no.  I mean, we’re not dependent to modify our products for 3G/4G capability (inaudible).  The networks are up and, we’re not doing LTE, for those of you that are into the cellular vernacular.  That’s not the 4G version we’ve got.  And so 3G is fully implemented widely across the country so there’s no risk there.  In fact, it’s the opposite.  What we’re seeing is, as many more of us have 3G smartphones with data capabilities, the cellular carriers harvesting spectrum, taking frequency that was dedicated to 2G devices and converting it to 3G, so the coverage of 2G is effectively shrinking already now, years ahead of when it will be turned off.  So it’s an issue that’s relevant today, which is why we’re pushing it.

Ted Morio:	Great, and it sounds like you have a pretty good advantage on the—from a competitive standpoint in the 3G/4G related products.

Joe Beatty:	Yes, we feel that we do. We jumped on it early. We got a great partnership with AT&T. And so it’s all good and we think the message is resonating.

Ted Morio:	Great. Well, thanks.

Joe Beatty:	Thanks, Ted.

Operator:	Thank you. And our next question comes from the line of Pete Enderlin with MAZ Partners. Please go ahead.

Pete Enderlin:	Thank you. Hi, Joe and Jon.

Joe Beatty:	Hi, Pete.

Jonathan Charak:	Hey, Pete.

Pete Enderlin:
What would SkyBitz’s revenues have been a year ago, I mean on a pro forma basis?  If I remember, the indicated annual run rate was around $35 million so that’s about where we are.  Was it basically flat versus that quarter last year?

Joe Beatty:
Yes, that’s the way to look at it.  You’re right that we talked about a $35 million run rate.  It’s a bit seasonal so—that’s an annualized figure and quarter-to-quarter it can move around a little bit with seasonality.  But I think cutting to the chase on your point, as I said earlier on the call, is we are bit disappointed with this quarter’s results from SkyBitz for the couple of reasons I said.  We think trucking customers deferred some purchases and we are at a product transition point so that sometimes makes us take a little more time to educate existing customers about the new version we’d like to ship them.

Pete Enderlin:	Right. Does it make sense to talk about a churn rate in that business, and what is that, roughly?

Joe Beatty:
Yes, it’s relevant.  The contracts in that business are typically signed for a three to five-year period and so at the end of a contract term is a renewed decision sometimes that’s made, so when those happen, you can think about a churn rate.  And I think we talked about this in the past that it was roughly 15% annual churn rate is what we expect that business to incur.

Pete Enderlin:
Okay.  And if you just look at the trucking industry target market as opposed to all the other possible markets that you have, what kind of industry penetration is there at present, you know, for the whole industry?  Is it a pretty (cross talking).

Joe Beatty:
Yes, we think (inaudible).  Yes, we have about 30% share with our couple of hundred thousand units so, 650, 700,000 trailers tracked today out of our universe of maybe four million would be the rough path on penetration.

Pete Enderlin:	Okay, so there’s a big runway potentially still ahead (cross talking).

Joe Beatty:	Yes, we feel that there is.

Pete Enderlin:	And you mentioned something about some software integration of SkyBitz, I think, with truckers. Could you elaborate on that a little bit?

Joe Beatty:
Yes, one of the things really in each of these businesses but probably more for TankLink and SkyBitz is, is we have a device and we can tell our customers where a trailer is or when a tank needs to be refilled, but the means in which we tell them, the data exists and do they want to go look at a portal to see that information, or would they rather have it automatically flow from our system into their ERP system, integrated into their truck routing application, for example?  Well, the latter’s the best situation.  If you can be integrated with their software, the business processes that they normally have that just feeds right into it instead of making them look at a different website, that’s a better situation to be in, and we have integrations with the top three ERP systems that the trucking industry uses.  And that’s a differentiating factor.  I kind of put that in the remarks to give investors a flavor for some of the reasons we win business, and that’s one of them, so I’m glad you picked up on it.  But it does matter to be integrated as we are.

Pete Enderlin:
Yes.  And then you also mentioned additional type of sensors in some of your businesses, I mean in both TankLink and SkyBitz.  What kinds of sensors are we talking about and is it difficult to source them on a proprietary basis or are they very standard kinds of things?

Joe Beatty:
I would say it can be difficult to source the optimal sensor, and it’s an advantage for us because we’ve been at it with TankLink.  When we got that business, they were using U.S. manufacturers with differential pressure submersible sensors, if you will.  It’s a little bit arcane but what we discovered in the last few years is if we can find those around the globe, those that are maybe better made and more cost effective, that’s an advantage when we bring those back to the U.S., pair them up with our communicator and sell the solution.  And so sensors can be difficult and, for us, I would argue it’s an advantage because we’re pretty good at it.  So for TankLink, we need to sense the fluid in the tank and when it’s at a certain level, we need certain sensor types and we, as I said in the remarks, not only the sensor for gasoline, for example, has to be more robust, but also the electronics above it that sit on the tank.  It’s an explosive environment and there are very specific UL requirements to be able to put something that’s battery powered and has the potential to spark, so it’s different, more robust piece of electronics.

In SkyBitz the sensors we’re talking about added value for the trucking firm, in the case of trucking.  So we have cargo sensors, where we can tell you not only where your trailer is but we can tell you how full it is because there are, you know, RF sensors that can look forward in the trailer and see if there’s any cargo in it.  We can tell you if the door’s open or when the door opens with a door sensor, so we can tell you if ambient light gets in the container, so maybe someone didn’t open the door but they cut into the metal wall in order to steal the cargo.  Well, if you have a light sensor in there, you can tell if something happens, so—

Pete Enderlin:	Yes. (Cross talking).

Joe Beatty:	Those are just ways to add more value.

Pete Enderlin:	(Cross talking) way?

Joe Beatty:	Exactly. Yes.

Pete Enderlin:	Yes.

Joe Beatty:	For containers, that’s applicable.

Pete Enderlin:	Great. Thanks for (cross talking).

Joe Beatty:	So the business is getting more nuanced and we’re just making the point that that’s all part of being stickier, adding more value and serving the customers better.

Pete Enderlin:	Mm-hmm. All right, thanks a lot, guys.

Joe Beatty:	All right, Pete. Thanks.

Operator:	Thank you, sir. At this time, I’m no showing no further questions in the queue. Please continue with any closing remarks.

Joe Beatty:
Great.  Well, I just want to thank everyone for their continued interest.  We feel great about business, and we feel like it was a good quarter; the ability to raise our EBITDA guidance for the rest of the year feels good.  So appreciate your continued interest and look forward to speaking with you again in the future.

Operator:
Thank you.  Ladies and gentlemen, this concludes Telular’s Third Quarter 2012 Earnings Conference Call.  If you would like to listen to a replay of today’s conference, please dial 303-590-3030 or the toll free number of 1-800-406-7325 and enter the access code of 4552085.  Thank you for your participation and you may now disconnect.

END